EXHIBIT 10.L.2
AMENDMENT NO. 2 TO THE
EL PASO CORPORATION
STRATEGIC STOCK PLAN
     Pursuant to Section 14.1 of the El Paso Corporation Strategic Stock Plan, Amended and Restated effective as of December 3, 1999, as amended (the “Plan”), the Plan is hereby amended as follows, effective November 7, 2002:
     Section 4 is hereby deleted in its entirety and replaced with the following:
     “To be eligible for selection by the Plan Administrator to participate in the Plan, an individual must be an officer or key management employee of the Company, or of any Subsidiary, as of the date on which the Plan Administrator grants to such individual an option, limited stock appreciation right, stock appreciation right or Restricted Stock or a person who, in the judgment of the Plan Administrator, holds a position of responsibility and is able to contribute substantially to the Company’s continued success. Members of the Board of Directors of the Company who are full-time salaried officers shall be eligible to participate. Notwithstanding the foregoing, the Plan Administrator may make a grant under this Plan to members of the Board of Directors who are not employees of the Company but contribute substantially to the Company’s continued success and to individuals who are not officers or key management employees, provided that the effectiveness of such grant shall be conditioned upon such individual becoming an officer or key management employee of the Company or any Subsidiary. “Termination of employment,” as it relates to non-employee members of the Board of Directors, who participate in the Plan, shall mean the cessation of a Director’s continued service on the Board under the Plan.”
     IN WITNESS WHEREOF, the Company has caused this amendment to be duly executed on this 7th day of November, 2002.

EL PASO CORPORATION
By:	/s/ David E. Zerhusen
David E. Zerhusen
Its Executive Vice President Administration

ATTEST:

By:	/s/ David L. Siddall Corporate Secretary